Exhibit 99.2

August 12, 2010

Dear Shareholders,

I am pleased to report that Primus Guaranty reported positive Economic Results* for our 2010 second quarter as we worked in a number of ways to enhance shareholder value. In this letter, I will discuss our performance in the quarter, highlight key developments and review other issues affecting the Company and our markets, beginning with the overall economic and credit market environment in which we operate.

Some of you who are reading this letter may be wondering why we have chosen to communicate in printed form rather than through a telephone and web conference call, as per our usual practice since becoming a public company. The answer is simply that we believe it is more efficient and effective for management to communicate in this way at this time. Hopefully, this letter and future letters will provide you with my perspective on developments in the quarter that are important to shareholders. Let me assure you that we remain open to speaking and meeting with you to answer any questions that you might have.

Second Quarter Overview

The 2010 second quarter was a period of conflicting signals. Economic growth in key geographic regions remained muted and, importantly, the prospects for sustained growth appeared more uncertain. Central bankers in the G-7 countries debated the strength of the global economy and whether more stimulus was needed to sustain and improve economic conditions. The European sovereign debt crisis substantially increased volatility and undermined confidence in mid-May. During the quarter we saw a significant retrenchment in the credit markets as evidenced by widening credit spreads and structured credit investors returned once again to the sidelines. Most segments of the credit markets were flat to down for the period.

Conversely, the level of corporate credit events remained relatively low, with only one such event in the second quarter and four in the first half of 2010. This compares to 13 and 26 credit events in the respective periods of 2009. Corporate earnings were generally strong and for the first time since 2007 – before the onset of the financial crisis – the number of upgrades exceeded the number of downgrades in the United States by Standard & Poor’s and Moody’s.

Within this environment, Primus Guaranty performed well, generating Economic Results of $6.8 million for the second quarter of 2010. These results reflect $15.3 million of premium income, which declined year-over-year due primarily to the credit swap portfolio’s amortization and risk mitigation transactions. Our second quarter 2010 Economic Results also include $5.5 million of asset management fees, compared to $387,000 in the year-ago period. This increase reflects the expansion of Primus Asset Management’s (PAM) third-party asset management business through the acquisition of CypressTree Investment Management and the improved performance of the collateralized loan obligations (CLOs) that PAM manages. A case in point: in the 2010 second quarter PAM recognized subordinated fees on seven of the eight CLOs that it manages.

Our Economic Results also were affected by a $10.1 million credit mitigation charge during the quarter related to the de-risking of Primus Financial’s credit swap portfolio. In addition, our operating expense run rate was marginally higher during the quarter because of higher compensation expense associated with the improving revenue outlook for our asset management business.

Our GAAP financial results for the quarter were a loss of $188.4 million and primarily reflect two factors that are not considered in Economic Results. The first is the unrealized mark-to-market change in Primus Financial’s credit swap portfolio, which was a negative $194.8 million in the quarter. This change is attributable to the widening in credit spreads mentioned above. As our intent is to hold swaps to maturity, and because we do not post collateral (which typically is based on market-to-market values), the unrealized mark-to-market changes in Primus Financial’s portfolio do not in our view accurately represent the economic value of the portfolio.

The second factor relates to the implementation of a new accounting standard that obligates public companies such as Primus to consolidate the assets, liabilities, revenues and expenses of the CLOs that they or their subsidiaries manage. We strongly believe that this new standard, which requires Primus to consolidate the CLOs under PAM’s management, may confuse investors. Shareholders should understand that the assets of the CLOs are available only to satisfy the liabilities of the CLOs and are not available to the Company, and the Company has no contractual obligation to fund or provide other financial support for the CLOs.

At June 30, 2010, Primus Financial’s credit swap portfolio totaled $14.1 billion, compared to $16.4 billion at March 31, 2010. The decline primarily reflects $1.7 billion of swaps that matured during the quarter. Primus Financial’s credit swap portfolio experienced no credit events during the quarter. Unearned premiums on the credit swap portfolio at June 30, 2010 totaled $117.3 million assuming all swaps run to their full maturity. The portfolio’s weighted average rating was A-/Baa2 and its weighted average remaining tenor was 2.17 years.

We continued to take steps in the second quarter to de-risk Primus Financial’s credit swap portfolio. Over the past several quarters, management believes the portfolio repositioning and credit mitigation transactions that it has completed have significantly reduced Primus Financial’s exposure to certain higher risk tranches, single-name reference entities and industry concentrations, particularly the monoline financial guarantors. In the second quarter of 2010, Primus Financial terminated $25 million of exposure to two financial guarantors, Ambac Financial Group, Inc. and MBIA Inc.

During the quarter, we took further steps to provide additional information to shareholders on our credit protection business when we posted on our Web site a list of the single name and tranche reference entity exposures in Primus Financial’s consolidated credit swap portfolio at June 21, 2010. As we have discussed, the decision to publish this information reflects an evolution in our portfolio management approach now that Primus Financial’s portfolio is in amortization. We have now moved to a more lightly managed approach given the portfolio’s current risk dynamics.

In addition to managing the Primus Financial credit swap portfolio, Primus Asset Management also manages a range of investment vehicles and funds. PAM currently manages $3.3 billion of investment grade swaps, investment grade and high yield bonds and leveraged loans. As noted above, I am very pleased with the steps that our CLO team has taken to improve the performance of these portfolios, which better enables PAM to capture their revenue potential. Management remains focused on expanding PAM’s third-party assets under management. The two new funds that PAM launched earlier this year – the Primus Absolute Return Credit fund and the Primus Credit Strategies fund – continued to perform well during the quarter. As previously discussed, our goal remains to raise third-party capital for these funds by year-end.

At June 30, 2010, Primus Guaranty’s cash and investments totaled $638.1 million. Of this amount, $595.5 million represents cash and investments held at Primus Financial. We continue to be active in buying back our common shares and debt as well as the debt at our Primus Financial affiliate. During the second quarter of 2010, the Company purchased and retired 466,000 shares of its common equity at a cost of $1.9 million and purchased and retired $3.1 million in par value (or 123,000 bonds) of the Company’s 7% senior notes at a cost of $2.2 million. Primus Financial also purchased in the quarter $5.6 million principal amount of its subordinated deferrable interest notes. The transaction resulted in a net realized gain on retirement of long-term debt of $1.9 million for the quarter. The total authorized capacity for buyback of the Company’s common shares and/or 7% senior notes is $45 million, of which approximately $12.7 million is currently available under the buyback program, including the additional $5 million authorization that was announced today.

Strategy Update

Earlier this year, in our strategic update presentation, I discussed our Company’s business priorities and focus for 2010 and beyond.

One of our goals was to further improve Primus Financial’s risk profile so as to preserve its long-term value in amortization. Our portfolio repositioning and credit mitigation transactions have been directed at achieving this objective. We have now moved to a more lightly managed approach to Primus Financial’s portfolio given its improved risk profile.

Another part of our strategy was to grow our third-party asset management business. We believed then – and we continue to believe now – that the credit markets offer very attractive potential returns for credit investors. Our intention was to capture this potential, and all the steps that we have taken to date support this goal: launching new fund products at Primus Asset Management, expanding our distribution capability and exploring new types of credit protection business.

We knew that as we implemented this strategy we would require additional outside capital to realize our vision. Almost all of the Company’s existing capital supports the Primus Financial credit swap portfolio. And we are committed to returning the capital at Primus Financial to shareholders net of any claims that may come due as it amortizes to maturity in 2014. Management is also committed to reducing the costs of managing Primus Financial in amortization.

This means that we need to look outside the Company to secure the capital that will support and enable PAM’s continued growth. Over the course of 2010, we have considered various capital raising opportunities. All of them, however, proved unattractive because they would potentially be too dilutive. As a result, during the second quarter we retained a leading investment bank in the asset management field – Berkshire Capital Securities LLC – to more formally help us review the strategic alternatives for our asset management business. We expect this process to continue through the third quarter and of course will keep shareholders updated on key developments.

Financial Regulatory Reform

Finally, after the close of the quarter, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act into law. This far-reaching financial reform legislation is likely to significantly alter the landscape of, among other things, the over-the-counter derivatives markets. The exact nature of this change is likely to become apparent only after the U.S. regulatory agencies move through the extensive rule-making process required under the law. This is a process that will likely take 12 to 18 months to complete. However, based on our preliminary analysis, it does not appear that Primus Financial’s legacy credit swap portfolio would be subject to the law’s collateralization and margin requirements. This means that Primus Financial could not be forced by the new law into posting margin on contracts that expressly forbid us from doing so. It does appear that Primus Financial will be required to report its credit swap positions to a central trade repository and we may face other reporting or registration requirements. We will continue to monitor this and other aspects of the legislation as the rule-making process unfolds.

In closing, much work remains to be done over the course of 2010 as we seek to optimize value for shareholders. We will continue to keep you updated on key developments and appreciate your support.

Sincerely,

/S/ Thomas W. Jasper

Thomas W. Jasper
Chief Executive Officer

*Please see our SEC filings and quarterly earnings press releases for a discussion of Economic Results and a reconciliation of Economic Results to our results prepared under U.S. generally accepted accounting principles.

4